Exhibit 10.8

Second Amended and Restated Exclusive Option Agreement

This Second Amended and Restated Exclusive Option Agreement (“Agreement”) is made and entered into in Beijing, China on September 28, 2018 by and among the following Parties:

1.

Shensi Network Technology (Beijing) Co., Ltd. (“WFOE”), a wholly foreign-owned enterprise established and validly existing under the laws of China, with the registered address: 2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing;

2.	Each existing shareholder listed in Appendix 1 (collectively referred to as the “Existing Shareholders”); and

3.

Shenzhen Futu Network Technology Co., Ltd. (“Domestic Company”), registered at: 9th Floor, Unit 3, Building C, Kexing Science Park, No. 15 Keyuan Road, Middle District of Science and Technology Park, Nanshan District, Shenzhen.

(In this Agreement, the Parties above shall be hereinafter referred to individually as a “Party” or collectively as the “Parties”.)

Whereas:

(1)	The Existing Shareholders own 100% equity interest in the Domestic Company in total. The equity interest that each Existing Shareholder holds is listed in Appendix 1.

(2)

As the date of signing this Agreement, the WFOE and the Domestic Company entered into the Second Amended and Restated Exclusive Technology Consulting and Services Agreement (“Exclusive Technology Consulting and Services Agreement”) and the WFOE and the Existing Shareholders entered into the Second Amended and Restated Equity Interest Pledge Agreement (“Equity Pledge Agreement”) and a serial of other agreements on the same day.

(3)

The Parties intend to sign this Agreement to replace the Amended and Restated Exclusive Option Agreement signed by the Parties with Jia Yan, Xiang Wenbin, Zhao Dan, Zhu Daxin, WangWenhai, Liu Huajing, Feng Lei, Qiu Yuepeng on May 27, 2015 .

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Sale and purchase of Equity

1.1

Grant of Option. The Existing Shareholders hereby irrevocably grant to the WFOE an exclusive and irrevocable option whereby the WFOE shall be entitled to purchase or designate any person or persons (“Designee”) to purchase from the Existing Shareholders at any time, to the extent permitted by the PRC laws, all or part of the equity held by the Existing Shareholders in the Domestic Company following the exercise steps determined by the WFOE at its own discretion and per the price set forth in Article 1.3 hereof (“Call Option”). No third person other than the WFOE and the Designee may enjoy the Call Option. The Domestic Company hereby agrees that the Existing Shareholders grant such Call Option to the WFOE. For the purpose of this clause and this Agreement, a “person” refers to any individual, corporation, joint venture, partnership, enterprise, trust or unincorporated organization. All Parties agree that there is no limit to the number of times that the WFOE can exercise such Call Option unless it has acquired and held the entire shareholding held by the Existing Shareholders in the Domestic Company.

1.2

Transfer. All Parties agree that the Call Option under this Agreement may be transferred, in part or in whole, by the WFOE to a third party designated by the WFOE; each Party hereby agrees in advance, that such third party shall be deemed as a signatory to this Agreement to exercise the Call Option in accordance with the terms of this Agreement and undertake the rights and obligations of the WFOE under this Agreement.

1.3

Exercise Steps. Subject to the PRC laws and regulations, the WFOE shall exercise the Call Option by issuing a written notice (“Equity Purchase Notice”) to the Existing Shareholders specifying the following matters: (a) the WFOE’s decision on exercise of the Call Option; (b) the identity information of the Designee authorized by the WFOE (in the case where the Designee exercises all or part of the Call Option); (c) the amount of equity (“Target Equity”) which the WFOE proposes to purchase from the Existing Shareholders; and (d) the date of purchase/date of transfer of equity.

1.4

Purchase Price. Unless applicable laws and regulations require an appraisal, the purchase price of the Target Equity (“Purchase Price”) shall be RMB1 or the lowest price permitted by the PRC laws and regulations at the time of transfer of equity. When the WFOE exercises the Call Option, the total Purchase Price payable to the Existing Shareholders shall be disposed of in the manner agreed by the WFOE in writing.

1.5	Transfer of the Target Equity. At each exercise of Call Option by the WFOE issuing an Equity Purchase Notice to the Existing Shareholders:

(a)	The Existing Shareholders shall issue written statements waiving any right of first refusal with respect to the Target Equity within five (5) business days;

(b)

The Existing Shareholders shall cause the Domestic Company to promptly convene a shareholders’ meeting within five (5) business days, at which a resolution shall be adopted approving the Existing Shareholders’ transfer of the Target Equity to the WFOE and/or the Designee;

(c)

The Existing Shareholders shall execute an equity transfer agreement with the WFOE and/or the Designee in accordance with the provisions of this Agreement and the Equity Purchase Notice regarding the Target Equity within five (5) business days;

(d)

The Domestic Company shall modify or cancel the existing capital contribution certificate held by the Existing Shareholders, and issue a new capital contribution certificate to the WFOE and/or the Designee within five (5) business days. The articles of association of the Domestic Company and the register of the shareholders relating to descriptions of the shareholders and the capital contribution shall be modified accordingly, and the corresponding application for change of registration of the Domestic Company shall be submitted to the registration authorities;

(e)

other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions, so as to transfer the valid ownership of the Target Equity to the WFOE and/or the Designee free of any security interest and cause the WFOE and/or the Designee to be the registered owner of the Target Equity. For the purpose of this clause and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, liens, third-party rights or interests, any share option, right of acquisition, right of first refusal, right of offset, retention of title or other security arrangements, seizure or freezing of the court and others. However, for the sake of clarity, it does not include any Security Interest created from this Agreement or the Equity Pledge Agreement.

2.	Undertakings on Equity

2.1	Undertaking by the Domestic Company. The Domestic Company hereby undertakes that:

(a)

Without prior written consent of the WFOE, it will not supplement, revise or amend the articles of association of the Domestic Company in any form, or increase or decrease its registered capital, or change its registered capital structure in any way;

(b)	It will follow good financial and commercial standards and practices, maintain itself in good standing, and prudently and effectively operate its business and handle affairs;

(c)

Without prior written consent of the WFOE, it will not sell, transfer, mortgage or otherwise dispose any legal or beneficial interests in any assets, business or revenue of the Domestic Company, or allow the creation of any other Security Interests on the foregoing, at any time from the date hereof;

(d)

Without prior written consent of the WFOE, it will not incur, inherit, guarantee or allow the existence of any debt, except for: (i) debts arising from normal or ordinary course of business operations other than by means of loan; and (ii) debts that have been disclosed to the WFOE and obtained written consent from the WFOE;

(e)

It will keep all existing business under normal operation to maintain the asset value of the Domestic Company, and will not commit any act or omission which will affect its operating condition or asset value;

(f)

Without prior written consent of the WFOE, it will not enter into any material contract (including but not limited to any contract with a contractual value of over RMB500,000), other than those entered into in the normal course of business;

(g)	Without prior written consent of the WFOE, it will not provide any loan or credit to any person;

(h)	At the request of the WFOE, it will provide the WFOE with all information on the operational and financial condition of the Domestic Company;

(i)	Without prior written consent of the WFOE, it will not merge or consolidate with any person, or acquire or invest in any person;

(j)	It will inform the WFOE immediately of any pending or threatened lawsuits, arbitration or administrative proceedings relating to assets, business and revenue of the Domestic Company;

(k)

In order to maintain its ownership over all of its assets, the Domestic Company will sign all necessary or appropriate documents, take all necessary or appropriate actions, bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

(l)

Without prior written consent of the WFOE, it will not distribute dividends in any form. However, at the request of the WFOE, all distributable profits of the Domestic Company shall be immediately distributed to its shareholders; and

(m)	At the request of the WFOE, it will appoint any person designated or recognized by the WFOE as the director of the Domestic Company.

2.2	Undertakings by the Existing Shareholders. The Existing Shareholders undertake that:

(a)

Without prior written consent of the WFOE, they will not supplement, revise or amend the articles of association of the Domestic Company in any form, or increase or decrease its registered capital, or change its registered capital structure in any way;

(b)

Without prior written consent of the WFOE, they will not sell, transfer, mortgage, hold in nominal form, or otherwise dispose any ownership, voting right, dividend or beneficial interest in any equity, or allow the creation of any other Security Interests on the foregoing, at any time from the date hereof, except for pledge created on equity of the Domestic Company under the Equity Pledge Agreement;

(c)	Without prior written consent of the WFOE, they will not approve that the Domestic Company merge or consolidate with any person, or acquire or invest in any person;

(d)	Without prior written consent of the WFOE, they will not liquidate or dissolve the Domestic Company;

(e)	Without prior written consent of the WFOE, they will not procure the shareholders’ meeting of the Domestic Company to approve the resolution of equity interests and dividends distribution.

(f)

They will inform the WFOE immediately of any pending or threatened lawsuits, arbitration or administrative proceedings relating to the equity they owned; they will procure the shareholders’ meeting of the Domestic Company to vote for and approve the transfer of the Target Equity under this Agreement;

(g)

In order to maintain their ownership over the Target Equity, they will sign all necessary or appropriate documents, proactively take all necessary or appropriate actions, and/or bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

(h)	At the request of the WFOE, they will appoint any person designated or recognized by the WFOE as the director of the Domestic Company;

(i)

At the request of the WFOE from time to time, they will transfer their equity to the WFOE or the Designee unconditionally and immediately, and waive the right of first refusal towards such transfer of equity by other Existing Shareholders;

(j)

They will strictly comply with the provisions of this Agreement and other contracts which are jointly or individually signed by the WFOE, the Existing Shareholders and the Domestic Company, effectively performing the obligations thereunder, and will not commit any act or omission which will affect the validity and enforceability of such contracts;

(k)	The Existing Shareholders irrevocably undertake to be jointly and severally liable for the obligations hereunder.

3.	Representations and Warranties of the Existing Shareholders and the Domestic Company

The Existing Shareholders and the Domestic Company hereby severally represent and warrant the followings to the WFOE on the date hereof and on each date of transfer of equity:

3.1

They have the rights and capacity to sign and deliver this Agreement and any equity transfer agreement (“Transfer Agreement”) to which they are one party and sign for each Target Equity transfer according to this Agreement, and perform their obligations under this Agreement and any Transfer Agreement. Once this Agreement and any Transfer Agreement to which they are one party are signed, this Agreement and such Transfer Agreement will become their legal, valid and binding obligations (including any non-monetary obligation) enforceable against them in accordance with their terms; the terms of such Agreements and the arbitral awards with respect thereto that favors resumption of performance shall be enforceable against them irrespective of unsuitability or excessive expense for performance;

3.2

Neither the execution and delivery of this Agreement or any Transfer Agreement nor the performance of their obligations under this Agreement or any Transfer Agreement will: (i) violate any applicable PRC laws; (ii) conflict with their articles of association or other organization documents; (iii) violate or default under any contract or instrument to which they are a party or which binds upon them; (iv) violate any condition to grant and/or maintain the validity of any approval or permit granted to them; or (v) cause any permit or approval granted to them to be suspended, cancelled or imposed with additional conditions;

3.3

The Existing Shareholders have good and merchantable title to all equity of the Domestic Company. The Existing Shareholders set up no Security Interest over such equity, except for the pledge set by the Domestic Company’s equity in the Equity Pledge Agreement;

3.4	The Domestic Company has no outstanding debts except (i) those arising from its normal course of business; and (ii) debts that have been disclosed to and approved by the WFOE in writing;

3.5	The Existing Shareholders and the Domestic Company shall comply with all applicable laws and regulations; and

3.6	There is no existing, pending or threatening litigation, arbitration or administrative proceedings relating to equity, assets or other aspects of the Domestic Company.

4.	Confidentiality

The Parties acknowledge and confirm that any oral or written information mutually exchanged in connection with this Agreement shall be Confidential Information. The Parties shall keep confidential all such information, and without written consent of other Parties, they shall not disclose any relevant information to any third party except under the following circumstances: (a) where such information is or will be known by the general public (for reasons other than the unauthorized disclosure to the public by any Party receiving such information); (b) where the disclosure of such information is required by applicable laws or regulations; or (c) where any Party needs to disclose such information to its legal or financial advisor for the purpose of the transaction contemplated herein, and such legal or financial advisor also needs to assume the confidentiality liability similar to that provided in this Article. The breach of confidentiality by the staff of or agency retained by any Party shall be deemed as breach of confidentiality by such Party, and such Party shall assume the liabilities for breach of contract in accordance with this Agreement. This Article shall survive the termination of this Agreement for whatsoever reason.

5.	Effectiveness and Term

This Agreement shall take effect from the date when the Parties sign this Agreement, unless the WFOE terminates this Agreement in advance, the validity period of this Agreement shall expire until the expiration of the business term of the WFOE (if the WFOE extends its business term, it expires until the expiration of such extension period), starting from the effective date of this Agreement. Before the expiration of this Agreement, if the WFOE so request, the Parties shall extend the term of this Agreement according to such request of the WFOE, and sign a separate agreement or continue to perform this Agreement according to the requirements of the WFOE.

6.	Termination

6.1	Termination on Expiry Date. This Agreement shall terminate on the expiry date of the term unless it is extended in accordance with

6.2

Early Termination. Should the WFOE be bankrupt or legally dissolved or terminated prior to the expiry date of this Agreement, this Agreement shall terminate automatically. Notwithstanding the foregoing, the WFOE may at any time issue a written notice to other Parties thirty (30) days in advance to terminate this Agreement.

6.3	Survival. Upon termination of this Agreement, the rights and obligations of the Parties under Article 4 and Article 7 shall survive.

7.	Default Liabilities and Indemnity

7.1

Default Liabilities. The Parties agree and confirm that if any Party hereto (“Breaching Party”) materially breaches any provision hereof, or materially fails to perform or delays in performing any obligation hereunder, it shall constitute a default hereunder (“Default”), and any of other non-breaching Parties (“Non-breaching Parties”) may request the Breaching Party to make rectification or take remedy within a reasonable time limit. Should the Breaching Party still fail to make rectification or take remedy within such reasonable time limit or thirty (30) days after the other Party notifies the Breaching Party in writing and makes the above requests, the Non-breaching Parties may request the Breaching Party to pay damages.

7.2

Indemnity. The Existing Shareholders and the Domestic Company shall fully indemnify the WFOE against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the WFOE due to or arising out of the performance of this Agreement, and hold the WFOE harmless from any loss and damage caused to the WFOE by any act of the Shareholders or the Domestic Company or any claim made by any third party due to the act of the Existing Shareholders or the Domestic Company.

8.	Applicable Laws and Dispute Resolution

8.1	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.

8.2

Dispute Resolution. When a dispute arises between the Parties regarding the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiation. If the Parties fail to settle the dispute within thirty (30) days after the receipt of the written notice of the other Party’s request, either Party may submit such dispute to China International Economic and Trade Arbitration Commission to be administered in Bejing in accordance with its arbitration rules then in force. The arbitral award shall be final and legally binding upon the Parties.

9.	Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the “Amendment”), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as “New Regulation”), the following provisions shall apply:

9.1

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

9.2

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the WFOE hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the WFOE in accordance with the provisions of this Agreement, then after the WFOE notifies the other Parties, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the WFOE hereunder.

10.	Force Majeure

10.1

“Force Majeure Event” refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

10.2

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement so that such Party who seeks exemption of obligation may be exempted from performing such obligation and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is rectified and remedied, each Party agrees to use its best efforts to resume the performance of this Agreement.

11.	Miscellaneous

11.1

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement.

11.2

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4	Taxes and Expenses. Each Party shall bear any and all taxes and expenses occurring to or levied on it with respect to the execution and performance of this Agreement.

11.5	Transfer of Agreement. Without prior written consent of the WFOE, the Existing Shareholders or the Domestic Company may not assign its rights and obligations hereunder to any third party.

11.6

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

11.7

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Parties in a specific case shall operate as a waiver by such Party of any similar breach by the other Parties in other cases.

11.8

Amendment and Supplement of Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

11.9	Counterpart. This Agreement shall be written in Chinese and executed in quadruplicate, with each Party hereto holding one copy.

11.10

From the date of this Agreement be in effective, the Amended and Restated Exclusive Option Agreement signed on May 27th, 2015 by the Parties with Jia Yan, Xiang Wenbin, Zhao Dan, Zhu Daxin, Wang Wenhai, Liu Huajing, Feng Lei, Qiu Yuepeng, is automatically terminated.

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IN WITNESS WHEREOF, the following Parties have signed this Agreement as of the date first written above.

Shensi Network Technology (Beijing) Co., Ltd. (Seal: /s/ Shensi Network Technology (Beijing) Co., Ltd.)		Shenzhen Futu Network Technology Co., Ltd. (Seal: /s/ Shenzhen Futu Network Technology Co., Ltd.)

By:	/s/ Li Hua	By:	/s/ Li Hua
Name: LI Hua		Name: LI Hua
Title: Legal Representative		Title: Legal Representative

LI Hua		LI Lei
By:	/s/ Li Hua	By:	/s/ Li Lei

Signature Page of the Second Amended and Restated Exclusive Option Agreement

Appendix 1: Existing Shareholders

Name	Amount of contribution(ten thousand yuan)	Method of investment contribution	Shareholding ratio
Li Hua	850	cash	85%
Li Lei	150	cash	15%

Total	1,000	cash	100%